Exhibit 99.1

Media Contacts:
Addy Apesos
Rollins
404.888.2318

Sarah Robinson
Rollins
404.888.2917

Orkin Establishes First Franchises in Africa

ATLANTA, October 18, 2011 — Rollins, Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established its first two international franchises in Africa. The franchises are in the Federal Capital Territory of Abuja, Nigeria and the Federal State of Lagos, Nigeria.

“We are pleased to expand the Orkin brand and services into Nigeria and provide customers there with high quality pest control services,” said Tom Luczynski, Orkin vice president of U.S. and international development and franchising and technical support.

Orkin Nigeria will offer both residential and commercial pest control, focusing mainly on hotels, office buildings, food processing facilities, restaurants, hospitals and apartments.

Franchise employees will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the company’s award-winning training center before returning to Africa to complete their training.

“We are proud to partner with Orkin and bring world-class pest control services to Nigerian businesses and residents,” said Mr. Appeh Auta, managing director of operations for Orkin Nigeria

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly-owned subsidiaries, Orkin LLC., Orkin PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://pestdefense.com, http://westernpest.com, http://indfumco.com, http://walthamservices.com, http://cranepestcontrol.com, http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, Central America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

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